Exhibit 10.18

June 2, 2005

UNICORP, INC.
1117 Herkimer Street, Suite 110
Houston, Texas 77008

Re:   North Edna Prospect Letter Agreement
      Jefferson Davis Parish, Louisiana

Dear Mr. Chase:

    When executed, this letter will represent an agreement by and between Jordan Oil Company, Inc. (“Jordan”) and Affiliated Holdings, Inc. (“Affiliated”) and set forth the terms and conditions under which Affiliated agrees to participate in the North Edna Prospect, Jefferson Davis Parish, Louisiana (“Prospect”) being the area within the bold outline shown on the map attached hereto. The following are the terms covering the Prospect area, to-wit:

a)	Jordan agrees to assign to Affiliated an undivided forty percent (40%) interest in and to all oil and gas interests within the Prospect area, subject to the following reservations:

1)
Jordan hereby reserves an overriding royalty interest (“ORRI”) equal to the difference between existing lease burdens and twenty-six percent (26%) for all leases acquired within the Prospect AMI. Jordan has not yet consummated the lease covering the eastern ninety-five (95) acres of the Prospect’s eastern feature which will need to be acquired prior to the drilling of a second well. Jordan will exercise its best efforts in delivering seventy four percent net revenue leases to the tract; however, in no event shall Jordan’s ORRI in any lease be less than four percent (4%). Should any lease cover less than a one-hundred percent (100%) mineral interest, then the ORRI shall be proportionally reduced.

2)
Affiliated shall bear its forty percent (40%) share of all actual land and geological costs. These costs are estimated to be $130,000 to date; therefore, Affiliated’s share would be $52,000.00. Affiliated will forward said payment to Jordan within 5 days of signing this letter agreement. Should the actual land, geological and geophysical costs exceed $130,000.00, Jordan will bill UNICORP for its additional share of these costs.

3)
Affiliated shall bear forty percent (40%) of the cost associated with drilling the first well on the Prospect through the tanks. However; should the initial well’s actual cost exceed the cost shown on the final approved AFE, then Affiliated shall bear forty percent (40%) of the actual drilling costs that are in excess of the approved AFE Cost and shall bear forty percent (40%) of all costs associated with the initial test well and forty percent (40%) of all other costs associated with the Prospect, pursuant to the terms of an Operating Agreement, to be executed by all parties. Jordan will bill Affiliated for its prorata share of the AFE, thirty days in advance of operations commencing on any well drilled within the AMI and Affiliated shall remit said amount to Jordan within seven (7) days of receiving said bill.

4)	Jordan will be designated as Operator. The final drilling location, depths and objective formations, drilling prognosis and associated AFE will be presented to the parties.
5)	Jordan will retain a twelve and one-half percent reversionary interest in the Prospect convertible after payment of each well on a well by well basis, limited however to the first two wells only.
6)
Jordan and Affiliated agree that they will execute a mutually acceptable 1989 form Joint Operating Agreement (“JOA”) with an AMI covering the area of interest and delineated by a plat attached to the Confidentiality Agreement attached as Exhibit “A”.

7)	Neither Jordan nor Affiliated shall sell, transfer, or assign any of its interest without the prior written consent of the other party, which will not be unreasonably withheld.

    Should this Letter Agreement accurately reflect our understanding, please so indicate by signing, dating and returning to my attention one original hereof at your earliest convenience. This Letter Agreement shall be null, void and have no further effect unless accepted by Affiliated and returned to Jordan via mail and/or facsimile on or before 4:00 p.m. Central Time on Friday, June 3, 2005.

Very truly yours,

Dennis D. Fruge’
Senior Landman

Attachment

AGREED TO AND ACCEPTED this   day of June, 2005.

Affiliated Holdings, Inc.
Wholly Owned Subsidiary of Unicorp, Inc.

By:

Name:    _____________

Title: